UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN THE PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.            )

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Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2012

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 10, 2012, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class II directors to serve for three years on our Board;

2.	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2012;

3.	To hold an advisory vote on executive compensation;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board and management team, and further describes the business we will conduct at the Annual Meeting. The proxy statement is also available on the internet at http://www.cinemark.com/About/Investor Relations/Proxy Materials.

Only stockholders of record as of the close of business on March 23, 2012 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important to us. We sincerely hope you will be able to attend the Annual Meeting. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote.

If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael D. Cavalier

Senior Vice President — General Counsel and Secretary

Plano, Texas

March 30, 2012

CINEMARK HOLDINGS, INC.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and in the Annual Report on Form 10-K for Cinemark Holdings, Inc. (the “Company” or “Cinemark”) for the year ended December 31, 2011(the “2011 Form 10-K”). You should carefully read the entire proxy statement and the Company’s 2011 Form 10-K before voting.

Annual Meeting of Stockholders

• Time and Date:	May 10, 2012; 9:00 a.m. CDT
• Place:	Cinemark West Plano Theatre 3800 Dallas Parkway, Plano, TX 75093
• Record Date:	March 23, 2012
• Voting:

Stockholders as of the Record Date are entitled to vote. Each share of common stock, par value $0.001 per share (“Common Stock”), is entitled to one vote for each nominee and one vote for each of the proposals to be voted upon.

• Mailing:	The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is March 30, 2012.

Annual Meeting Agenda

•	To elect three Class II directors to serve for three years on our Board of Directors (the “Board”);

•	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2012;

•	To hold an advisory vote on executive compensation;

•	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Vote Recommendations

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each nominee	10
Ratification of the Appointment of Deloitte & Touche, LLP as Independent Registered Public Accountant for 2012	FOR	50
Advisory Vote on Executive Compensation	FOR	51

Board Nominees

The following table provides summary information about each director who is nominated for election. Each nominee will serve for a term of three years expiring at the 2015 annual meeting or until their successors are elected.

Name	Age	Director Since	Occupation	Experience	Independent	Committee Assignments
Vahe A. Dombalagian	38	2004	Managing Director Madison Dearborn Partners, LLC	• Investment • Finance • Strategic planning • Acquisition • Compensation plans	✓	Nominating and Corporate Governance; Compensation
Peter R. Ezersky	51	2004	Managing Principal Quadrangle Group LLC	• Finance • Capital markets • Industry	✓	Audit
Carlos M. Sepulveda	54	2007	Chief Executive Officer Interstate Battery System International, Inc.	• Public accounting • Financial oversight • Risk management	✓	Audit — Financial Expert

In 2011, Messers. Dombalagian, Ezersky and Sepulveda attended more than 75% of the Board and respective committee meetings.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2012.

Executive Compensation

Advisory Vote on Executive Compensation at the 2011 Annual Meeting

At the annual meeting of stockholders held on May 12, 2011 (the “2011 Annual Meeting”), the Company’s stockholders strongly supported the Company’s executive compensation program (the “2011 Say-On-Pay”). The compensation design of pay-for-performance, motivation and retention and compensation of the named executive officers (each, a “NEO”) for the 2010 fiscal year garnered the support of approximately 92% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy. The Company has considered the results of the vote on the 2011 Say-On-Pay. However, given the strong stockholder support for the 2011 Say-On-Pay the Company did not deem any material change to the executive compensation program was necessary for the 2011 fiscal year.

Frequency of Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, the Board recommended, and approximately 89% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy supported an annual advisory vote on executive compensation. Therefore, an advisory vote on the Company’s executive compensation program is on the agenda of the Annual Meeting.

Elements of Executive Compensation

Type	Form	Terms
Cash	• Base Salary • Annual cash bonus

•   The only guaranteed portion of executive compensation; increased 1%-2% over last 3 years

•   Determined based on Company achieving performance targets established by the Compensation Committee at the beginning of the fiscal year

Equity	• Annual grant of restricted stock • Annual grant of performance award either as restricted stock or restricted stock units

•   Restricted stock vests 50% on second and fourth anniversary of grant date

•   Number of shares underlying a performance award that would vest is based upon the Company achieving performance targets established by the Compensation Committee at the beginning of the three year performance period with an additional year of continued employment

Retirement	• Matching 401(k) Plan contributions	Company matches up to 6% of employee contribution
Other	• Benefits	Group, life and disability insurance

Governance Guidelines

The Company’s Board and management believe that commitment to effective governance is essential for the Company’s growth and performance. Following are some of the highlights of the Company’s corporate governance:

•	Separation of the positions of the Chairman of the Board and the Chief Executive Officer (“CEO”);

•	Lead independent director presides over executive sessions of the Board;

•	No director is on the board of directors of more than 2 public companies;

•	Certain hedging transactions by NEOs are prohibited;

•	Annual cash bonus payments are capped at 200% of the base salary of a NEO;

•	Equity compensation vesting is multi-year time-based and performance-based (with overlapping performance periods);

•	No excise tax gross-ups for change-in-control payments;

•	No deferred compensation;

•	No pension benefits;

•	Limited perquisites;

•	Double trigger for involuntary termination of employment upon change-in-control; and

•	No change-in-control provision in Mr. Mitchell’s employment agreement;

Company Performance in 2011 Fiscal Year

The Company continued its solid operating performance in the 2011 fiscal year. Some of the highlights of the financial performance of the Company in 2011 are as follows:

•	Revenues increased 6.5% to approximately $2,279.6 million from approximately $2,141.1 million in 2010;

•	Adjusted EBITDA increased 6.9% to $519.5 million in 2011 from $485.9 million in 2010[1];

•	Cash and cash equivalents increased to $521.4 million at December 31, 2011 from $465.0 million at December 31, 2010;

•	One year total shareholder return (“TSR”) of 12.1%; and

•	Continued strong performance by our international segment which generated approximately 30.5% of our total revenue, up from approximately 26.4% in 2010.

Compensation of NEOs for the 2011 Fiscal Year

The Company’s success is a direct result of the leadership demonstrated by our management team. The compensation package of the NEOs for the 2011 fiscal year included the following:

•	Base salary increase of 2% over the base salary in 2010;

•	Target cash bonus opportunity for Messers. Mitchell and Stock of 100% and Messers. Warner, Copple and Fernandes of 75% of their base salaries;

•	Actual cash bonus received was 128.05% of target cash bonus opportunity because of Company performance above the target level;

•	Value of time-based and performance-based awards each approximately 62.5% of base salary of CEO and approximately 50% of base salary of other NEOs except Mr. Mitchell;

•	No equity compensation for Mr. Mitchell because of his substantial equity ownership in the Company;

•	Retirement benefits, insurance premiums and dividends on restricted stock comprised, on average, approximately 8% of the total compensation of a NEO.

1 Reconciliations of non-GAAP financial measures are provided on page F-39 of the 2011 Form 10-K.

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2012

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board of Cinemark Holdings, Inc. (the “Company”, “we”, “our” or “us”) is soliciting proxies in connection with the 2012 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 10, 2012, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is March 30, 2012.

Shares Outstanding and Voting Rights

As of March 23, 2012, 114,820,167 shares of the Company’s Common Stock were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on March 23, 2012 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.	What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class II directors, to ratify the selection of Deloitte & Touche, LLP as our independent registered public accountant and to hold advisory votes of stockholders on our executive compensation program. Our Nominating and Corporate Governance Committee has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has approved the appointment of our independent registered public accountant and our Board has ratified such appointment. Our Compensation Committee has approved our executive compensation program. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

2.	What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is March 23, 2012. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a)  Stockholder of record:  If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b)  Stockholder who holds stock in street name:  If your shares are held in a brokerage account or by a bank, you are considered to be a beneficial owner of shares held in “street name”. As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” proposals but may not vote on “non-routine” proposals. As a beneficial owner, you will not be deemed to have voted on the “non-routine” proposals if you do not instruct your broker or bank.

These proxy materials are being forwarded to you on behalf of your broker or bank. Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

4.	How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

5.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Tim Warner, Robert D. Copple and Michael D. Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the outstanding shares of Common Stock as of the Record Date) must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

6.	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•

Via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 9, 2012. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded;

•

By mail — In order to vote by mail, simply complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting. If the accompanying proxy card is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the Board’s recommendations set forth herein and if you make a specification, the shares of Common Stock will be voted in accordance with such specification.

•

In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•

By Instructing Your Bank or Broker — You should receive a voting instruction card from your bank or broker, which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), CDT, on May 9, 2012;

•

In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

7.	What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters.” However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

8.	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote either way and reports the number of such shares as “broker non-votes.”

9.	How are “broker non-votes” and abstentions treated?

“Broker non-votes” and abstentions are counted for purposes of determining a quorum. However, see responses to question numbers 10 and 11 with regards to effect of “broker non-votes” and abstentions on approval of specific agenda items.

10.	Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accountant for the fiscal year 2012 (Item No. 2) is considered a “routine” matter. “Broker non-votes” will not arise in the context of Item No. 2 as brokers may exercise discretionary authority to vote your shares on Item No. 2.

Under the broker voting rules of the NYSE, the election of the directors (Item No. 1) and advisory vote on executive compensation (Item No. 3) are considered “non-routine” matters. As a consequence, brokers will not be able to vote on Item No. 1 and Item No. 3 without receiving instructions from the beneficial owners. As a result, “broker non-votes” could arise in the context of these proposals.

11.	What is the voting requirement for each of the proposals?

Approval of Item No. 1:  Directors are elected by a plurality of all of the votes cast, in person or by proxy. Votes marked “For” Item 1 will be counted in favor of all nominees. Votes withheld from a nominee do not have any effect. The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Therefore, votes marked “Abstain” from a nominee have no effect on the vote. Also, since this proposal is considered a “non-routine” matter, “broker non-votes” may arise.

Approval of Item No. 2:  The ratification of the appointment of Deloitte & Touche, LLP requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. “Broker non-votes” do not arise for Item 2 as brokers may exercise discretionary authority to vote your shares. Abstention will have the same effect as a vote against that proposal. Therefore, abstentions might prevent the approval of Item No. 2 if the number of affirmative votes does not constitute a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the subject matter.

Approval of Item No. 3:  The advisory votes on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Since this proposal is considered a “non-routine” matter, “broker non-votes” may arise and abstentions and “broker non-votes” could prevent the approval of this Item.

12.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name by a broker or bank, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

13.	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

14.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $6,500 plus reasonable out-of-pocket expenses.

15.	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2011 Form 10-K at no charge by sending a written request to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is www.sec.gov. The Company’s reports and corporate governance documents can also be accessed free of charge at the Company’s Web site, www.cinemark.com.

16.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

Stockholder Proxy Proposal Deadline: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2013 annual meeting must be in writing and received by us by the end of business on November 30, 2012, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from the Company Secretary upon written request. Proposals should be directed to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

Stockholder Business — Annual Meeting Deadline: Stockholders who wish to introduce an item of business at the 2013 annual meeting of stockholders may do so in accordance with our bylaws. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before an annual meeting, must do so by a written notice in proper written form, timely received (between 90 and 120 days in advance of such annual meeting) by the Company Secretary. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and record address of the stockholder and the name and address of the beneficial owner on whose behalf the proposal is made, a representation that the stockholder is a holder of record, class, series and the number of shares of Common Stock owned of record or beneficially by the stockholder and the beneficial owner on whose behalf the proposal is made, a description of all arrangements and understandings between the stockholder and the beneficial owners, if any, and that the stockholder intends to appear in person or by proxy at the annual meeting. Notice of an item of business must also include a brief description of the proposed business, the text of the proposal, the reason for conducting such business at the annual meeting and any material interest of the stockholder in such business.

ITEM 1 —  ELECTION OF DIRECTORS

Composition of Board and Nomination of Class II Directors

Our Board is currently comprised of ten members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, Madison Dearborn Capital Partners IV, L.P. (“MDCP”), had the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP (“Syufy Enterprises”) had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. As of November 8, 2011, only the Mitchell Investors have a right to designate nominees to the Board pursuant to the Director Nomination Agreement. MDCP, Syufy Enterprises and Quadrangle Investors no longer have any beneficial ownership in the Company’s Common Stock. However, Mr. Benjamin Chereskin and Mr. Vahe Dombalagian (former nominees of MDCP), Mr. Peter Ezersky (former nominee of Quadrangle Investors) and Mr. Ray Syufy (former nominee of Syufy Enterprises) are continuing as directors subject to their re-election upon the expiry of their terms.

The terms of the current Class II directors, Mr. Vahe Dombalagian, Mr. Peter Ezersky and Mr. Carlos M. Sepulveda expire at the Annual Meeting.

The Mitchell Investors and the Board nominated Mr. Sepulveda for election to the Board at the Annual Meeting as a Class II director. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Dombalagian and Ezersky for election to the Board at the Annual Meeting as Class II directors. Each of the Class II directors, if elected, will serve on the Board for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2015.

Each nominee has consented to be named herein and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any nominee become unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Director Qualifications and Board Diversity

Our Third Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. The Nominating and Corporate Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise.

Currently, two of our Board members are nominees of our stockholders pursuant to the Director Nomination Agreement. The Nominating and Corporate Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

The Board seeks to achieve a mix of members who together bring experience and backgrounds that are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contribute new ideas in a productive and congenial manner and regularly attend board meetings.

Information on each of our nominees and continuing directors is given below.

Nominees for Class II Directors

Term Expiring 2015

Name	Business Experience
Vahe A. Dombalagian 38

Mr. Dombalagian has served as a director since April 2004 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Dombalagian is a Managing Director of Madison Dearborn Partners, LLC (“MDP”), an affiliate of MDCP, and has been with MDP since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group and Bear, Stearns & Co., Inc. Mr. Dombalagian is a former nominee of MDCP pursuant to the Director Nomination Agreement. He has been nominated for election at the Annual Meeting by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Dombalagian’s experience in investment banking and private equity has provided significant contributions to the Board on investment and strategic planning in a volatile economic environment. His advice on compensation plans and structures as well as financing and acquisition decisions has been valuable to the Board.

Peter R. Ezersky 51

Mr. Ezersky has served as a director since December 2004 and is a member of the Audit Committee. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC (the “Quadrangle Group”), a private equity firm, focused on the firm’s media and communications business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors of Dice Holdings, Inc. (compensation and nominating and corporate governance committees). Mr. Ezersky is a former nominee of the Quadrangle Investors pursuant to the Director Nomination Agreement. He has been nominated for election at the Annual Meeting by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Mr. Ezersky’s career in private equity has given him knowledge of finance and the filmed entertainment creation and distribution business, which is valuable to the Board. His contribution to the Board is primarily in the areas of capital market issues and relations of the Company with the movie studios.

Carlos M. Sepulveda 54

Mr. Sepulveda has served as a director since June 2007. Mr. Sepulveda has been the President and CEO of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery in 1990, he was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda serves as Chairman of our Audit Committee and is designated as the Audit Committee financial expert. He has been nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the chief executive officer of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the Class II nominees.

Continuing Class III Directors

Term Expiring 2013

Name	Business Experience
Benjamin D. Chereskin 53

Mr. Chereskin has served as a director since April 2004 and is the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Chereskin is President of Profile Management LLC (“Profile Management”), which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP from 1993 until October 2009 having co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation. Mr. Chereskin was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract investments to implement our business strategy and identify and integrate growth opportunities. His knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell 75

Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of National CineMedia, Inc. Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Mr. Mitchell is the brother-in-law of Walter Hebert, III, a Senior Vice-President of the Company. Mr. Mitchell was nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience of the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership to the Board.

Raymond W. Syufy 49

Mr. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed Chief Executive Officer and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as chief executive officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas. Mr. Syufy was nominated by Syufy Enterprises pursuant to the Director Nomination Agreement.

Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in operations. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

Continuing Class I Directors

Term Expiring 2014

Name	Business Experience
Steven P. Rosenberg 53

Mr. Rosenberg has served as a director since April 2008 and is a member of the Audit Committee. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. (human resources committee) and PRGX Global, Inc. (audit and compensation committees). Mr. Rosenberg was nominated by our Board.

Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are important to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to exercising control and oversight of our financial reporting and enterprise risk management.

Enrique F. Senior 68

Mr. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

Donald G. Soderquist 78

Mr. Soderquist has served as a director since June 2007. Since 2001, he has been a motivational speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was with Wal-Mart Stores, Inc., the world’s largest retailer, from 1980 until 2002, in various capacities including Senior Vice Chairman and Chief Operating Officer. Mr. Soderquist was nominated by MDCP pursuant to the Director Nomination Agreement.

As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Name	Business Experience
Roger T. Staubach 70

Mr. Staubach has served as a director since June 2007. Since July 2008, Mr. Staubach has been the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in commercial real estate services and investment management. Prior to joining Jones Lang LaSalle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation and Jones Lang Lasalle. Mr. Staubach was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Staubach brings significant experience to the Board as the founder of a successful, global, commercial real estate company. His leadership skills and extensive real estate knowledge provide expertise to the Board in this key strategic area of the Company’s operations.

CORPORATE GOVERNANCE

General

We are governed by our directors who, in turn, appoint executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of key Company policies.

Board Leadership Structure

Since December 2006, we have split the roles of Chairman of the Board and CEO. Lee Roy Mitchell, the founder of the Company, had been Chairman and CEO since the Company’s inception until December 2006, when the Board deemed it to be in the best interest of the Company to separate the two positions. Mr. Mitchell is currently the executive Chairman of the Board and Tim Warner is the CEO. The Board believes that this structure is appropriate for the Company. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management in strategic planning.

Prior to February 15, 2012, Mr. Alan W. Stock was our CEO. Effective February 15, 2012, Mr. Stock retired and was succeeded by Mr. Tim Warner. Mr. Warner, who has served as the President and Chief Operating Officer of the Company since December 2006, brings over 30 years of motion picture exhibition industry experience to the CEO position, including more than 16 years with the Company. As the Chief Operating Officer, Mr. Warner has led the Company’s domestic operations and managed the Company’s growth and development. Mr. Warner joined the Company in 1996 as President of Cinemark International, L.L.C., now the Company’s fastest growing division, and developed and established successful theatrical exhibition operations in 14 countries. Mr. Warner’s extensive industry experience and relationships, coupled with proven management and operational skills, make him well-suited to conduct the day-to-day management of the Company and implement the strategic vision of the Board.

In addition to the separation of the two positions, the Board has a lead independent director which role adequately addresses the need for leadership and an organizational structure for the non-executive directors. Our lead independent director presides over executive sessions of the Board, serves as a liaison between the non-executive directors and the CEO, plays a key role in overseeing performance evaluations of the Board and is available for communication with our stockholders.

Board’s Role in Risk Oversight

The Board discusses with management major risk factors relating to the Company and its performance and reviews measures to address and mitigate such risks. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility to the Audit Committee with respect to financial and accounting risks. The Audit Committee discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company’s risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

Director Independence

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee each of which is further described below. Based upon a review by the Nominating and Corporate Governance Committee, the Board has determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the NYSE director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. For purposes of Board membership, the Board affirmatively determined the independence of each member of the Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the director:

1.	is or has been within the last three years an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) an immediate family member is a current partner of such a firm; (c) an immediate family member is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held four regular meetings and two special meetings and took action by written consent on two occasions during the fiscal year ended December 31, 2011. All directors except Roger Staubach attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors attended the 2011 Annual Meeting.

Executive Sessions

Our non-management directors meet in executive sessions with no Company employees present as a part of each regularly scheduled Board meeting. The presiding director of these sessions is currently Mr. Donald Soderquist.

Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Third Amended and Restated Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Nominating and Corporate Governance Committee Charter; and

•	Compensation Committee Charter.

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com.

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any committee thereof. The Code of Business Conduct and Ethics is available on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

The Board has three principal standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement:

Name of Director	Audit	Nominating & Corporate Governance	Compensation
Benjamin D. Chereskin*		x	x
Vahe A. Dombalagian		x	x
Peter R. Ezersky	x
Steven P. Rosenberg	x
Carlos M. Sepulveda**	x

*  = Committee chairperson

**=	Committee chairperson and financial expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. The Nominating and Corporate Governance Charter is available on our Web site at www.cinemark.com. Subject to the right of the Mitchell Investors (as defined in the Director Nomination Agreement) to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying individuals qualified to serve as members of the Board, make recommendations to the Board concerning committee appointments, develop and recommend to the Board a set of corporate governance principles for the Company and oversee the Board’s evaluation of management.

Although the Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the CEO and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

To recommend a candidate for election to the Board for the 2013 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);

•	the name, age, business and residential addresses of the stockholder’s nominee for director;

•

the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the CEO.

As provided in the Company’s Third Amended and Restated Corporate Governance Guidelines, nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Nominating and Corporate Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

The Nominating and Corporate Governance Committee took action by written consent on one occasion during 2011.

Audit Committee

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee. The Audit Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Audit Committee include the following:

•

assist the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace our independent registered public accountants;

•	approve audit and non-audit services to be performed by the independent registered public accountants;

•

establish procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee held four meetings and took action by written consent on three occasions during 2011.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such subcommittee is presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all fees for 2011 noted in the table below:

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees to Deloitte & Touche, LLP for professional and other services rendered by them during fiscal years ended 2011 and 2010, respectively:

Fees	2011	2010
Audit	$1,904,000	$1,868,000
Audit Related(1)	$-	$36,000
Tax(2)	$298,000	$402,000
Other	$-	-
Total	$2,202,000	$2,306,000

(1)	Fees related to the Company’s accounting for its investment in Digital Cinema Implementation Partners, LLC.

(2)	Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

During its February 21, 2012 meeting, the Audit Committee reviewed and discussed with Company management and Deloitte & Touche, LLP the results of the audit for the 2011 fiscal year. The Audit Committee discussed with Deloitte & Touche, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee determined that Deloitte & Touche, LLP was independent of the Company.

During its February 21, 2012 meeting, the Audit Committee also reviewed and discussed with management and Deloitte & Touche, LLP, a draft of the 2011 Form 10-K and the audited financial statements for the year ended December 31, 2011, which had been provided to the Audit Committee in advance of the meeting. Management has the responsibility for the preparation of the financial statements, including the evaluation of the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the Board that the Company’s audited financial statements for the 2011 fiscal year be included in the 2011 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chairman)

Steven P. Rosenberg

Peter R. Ezersky

Compensation Committee

Each of the Compensation Committee members qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”) setting forth the purpose and responsibilities of this committee. The Compensation Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Compensation Committee are primarily to establish the Company’s compensation policy, set base salaries of our executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Board) the Company’s annual cash incentive bonus and long-term equity incentive compensation plans for all eligible employees. In determining the compensation of our executive officers, the Compensation Committee has the authority under the Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the CEO and executive compensation. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executive officers are involved in the Compensation Committee’s determination of their own compensation. Since 2007, the Compensation Committee has authorized Company management to engage the outside compensation consultant, Longnecker & Associates (“L&A”), to review executive compensation annually and make recommendations regarding the Company’s executive compensation program. L&A is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. L&A does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2011 compensation levels of the executive officers based on appropriate peer companies and market survey data. The Compensation Committee has the authority to delegate any of its responsibilities to one or more sub-committees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement with our management and upon such review and discussion recommended to the Board that the CD&A be included in this proxy statement.

The Compensation Committee took action by written consent on three occasions during 2011.

Director Compensation

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to the Company. Only those members of the Board who constitute non-employee directors are eligible to receive compensation under this Policy. Non-employee directors include any member of the Board who (i) is neither our employee nor an employee of any of our subsidiaries; and (ii) is not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Board:

(a)	A base director retainer of $50,000;

(b)	An additional retainer of $20,000 if such non-employee director serves as the Chairman of the Audit Committee;

(c)	An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the Chairman of the Audit Committee;

(d)	An additional retainer of $10,000 if such non-employee director serves as the Chairman of the Compensation Committee;

(e)	An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the Chairman of the Compensation Committee; and

(f)	An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. Additionally, on an annual basis, the non-employee directors receive a grant of restricted stock of the Company’s Common Stock valued at $100,000. The number of shares of restricted stock to be issued is determined by dividing $100,000 by the fair market value of a share of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to the Company through the vesting date. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable SEC rules and NYSE listing standards. All grants of restricted stock are made pursuant to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Plan”).

In 2011, the Company engaged L&A to review the structure and design of the compensation of our directors. Upon review, L&A did not recommend any changes to the Company’s director compensation program.

Members of the Board who are also officers or employees of our Company or employees of our stockholders with contractual rights to nominate directors do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting that they attend.

The following table sets forth certain information regarding the compensation of our directors for year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Benjamin D. Chereskin	65,000	99,988	5,221	170,209
Vahe A. Dombalagian	7,663	-	-	7,663
Peter R. Ezersky	60,000	99,988	5,221	165,209
Steven P. Rosenberg	60,000	100,000	4,290	164,290
Enrique F. Senior	50,000	99,988	5,221	155,209
Carlos M. Sepulveda	70,000	99,988	5,221	175,209
Donald G. Soderquist	50,000	99,988	5,221	155,209
Roger T. Staubach	50,000	99,988	5,221	155,209
Raymond W. Syufy	50,000	-	-	50,000

(1)	Fees earned by our non-employee directors pursuant to our Non-Employee Director Compensation Policy.

(2)

In April 2011, Mr. Rosenberg received the annual restricted stock grant for 2011 of 5,005 shares of restricted stock and in June 2011, Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist each received the annual restricted stock grant for 2011 of 4,828 shares of restricted stock.

The grant date fair value of the restricted stock awarded to Mr. Rosenberg in April 2011 was calculated using the closing price of our Common Stock on April 1, 2011 of $19.98 per share.

The grant date fair value of the restricted stock awarded to each of Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist in June 2011 was calculated using the closing price of our Common Stock on June 30, 2011 of $20.71 per share.

The grant date fair value of each equity award has been determined in accordance with FASB ASC Topic 718.

See Note 19 to the Company’s 2011 Form 10-K filed February 29, 2012, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

(3)	The amounts reported are dividends paid during 2011 on the shares of restricted stock. See Security Ownership of Certain Beneficial Owners and Management.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our executive officers and certain other officers:

Name	Age	Position
Lee Roy Mitchell	75	Chairman of the Board; Director
Tim Warner	67	Chief Executive Officer; President; Chief Operating Officer
Robert Copple	53	Chief Financial Officer; Executive Vice President; Treasurer; Assistant Secretary
Valmir Fernandes	51	President-Cinemark International, L.L.C.
Michael Cavalier	45	Senior Vice President-General Counsel and Secretary
Tom Owens	55	Senior Vice President-Real Estate
Steve Bunnell	52	Senior Vice President-Film Licensing

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our CEO from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of National CineMedia, Inc. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company and the brother-in-law of Walter Hebert, III, the Senior Vice President – Purchasing of the Company.

Tim Warner has served as the CEO since February 15, 2012 upon the retirement of Alan W. Stock. Mr. Warner served as President and Chief Operating Officer since December 2006, Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as Executive Vice President since January 2007, as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Valmir Fernandes has served as President of Cinemark International, L.L.C. since March 2007. From 1996 until March 2007, Mr. Fernandes was the General Manager of Cinemark Brasil S.A.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel from August 1999 to January 2006, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as Senior Vice President-Real Estate since January 2007, as Vice President-Development from December 2003 to January 2007 and as Director of Real Estate from April 2002 to December 2003. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A describes our executive compensation program. For the 2011 fiscal year, the NEOs were the following five executives:

1.	Lee Roy Mitchell, Chairman of the Board and founder of the Company, with the Company since its inception in 1987.

2.	Alan W. Stock, CEO, with the Company for 26 years.

3.	Tim Warner, President and Chief Operating Officer, with the Company for 16 years.

4.	Robert Copple, Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary, with the Company for 16 years.

5.	Valmir Fernandes, President of Cinemark International, L.L.C. with the Company for 15 years.

Effective February 15, 2012, Alan W. Stock retired as CEO of the Company. He has been succeeded as CEO by Tim Warner.

All members of management, including the NEOs, are referred to as “executive officers.”

Philosophy and Objectives of Compensation

Our compensation philosophy is a reflection of our core values and business strategy. A cornerstone of the Company’s growth since its inception in 1987 has been the emphasis on team effort and collaboration, with guidance and leadership from executive management who have significant experience in the industry. While we focus on team effort, we also value, develop and reward individual contributions and believe that our business strategy is best served by providing a rewarding and challenging place of work.

Our business strategies are the following:

•	Provide the best movie-going experience to, and become the preferred choice for, our patrons;

•	Become the preferred choice for a career in the industry;

•	Enhance long-term stockholder value in the Company; and

•	Establish the Company as a leader in the industry.

Our business strategies are best served by developing our core values, providing a challenging, exciting and rewarding workplace and attracting and retaining talented and skilled personnel.

Accordingly, our compensation program is structured to retain, attract and develop the best people and to link compensation to performance, by following the below principles:

•	Setting a level of compensation for each position that is competitive based on the skill, knowledge, effort, and responsibility needed to perform the job successfully;

•	Recognizing and rewarding individual performance and contributions to team effort; and

•	Associating a substantial portion of compensation to overall company financial performance over the short-term as well as the long-term.

In light of our compensation philosophy, we take pride in hiring, motivating and retaining one of the best executive management teams in the industry. Headed by the Chairman of the Board, Lee Roy Mitchell, also the founder of the Company, our executive management team brings experience and industry knowledge that is quite unique. Our NEOs have made their careers in the movie-exhibition industry and their experience ranges from 15 to 53 years with the Company. Our management team has successfully navigated us through many industry and economic cycles and the Company has achieved year-over-year revenue growth since 2009. At Cinemark, we view our employees as an “investment” for the future. We invest in our employees for future opportunity to deliver more value to our stockholders and patrons.

Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the three year fiscal period, 2009-2011.

Revenue Growth:   The Company’s revenue increased steadily by approximately $303.1 million or 15.3% from 2009 to 2011. Total revenues increased by $138.5 million to approximately $2,279.6 million for 2011 from approximately $2,141.1 million for 2010, representing a 6.5% increase.

Net Income Attributable to the Company (“Net Income”):  Although the Company’s Net Income decreased marginally by approximately $15.5 million from 2010 to 2011, Net Income increased by $33.5 million from approximately $97.1 million in 2009 to approximately $130.6 million in 2011, representing a 35% increase.

Diluted Earnings Per Share (“EPS”):   The Company’s EPS over the three year period from 2009 to 2011 has increased by $0.27 from $0.87 in 2009 to $1.14 in 2011.

Some of our financial results and other accomplishments in the 2011 fiscal year include the following:

•	Solid balance sheet with strong cash flow from operating activities and a solid cash position at year-end of approximately $521.4 million;

•	Operating income and Net Income of $308.6 million and $130.6 million, respectively;

•	Revenue growth of $138.5 million to approximately $2,279.6 million for 2011 from approximately $2,141.1 million for 2010, representing a 6.5% increase;

•	Strong performance by our international segment which generated revenues of approximately $696.1 million, or 30.5% of our total revenue;

•	Installation of digital projection technology in 100% of our first-run U.S. auditoriums, a project completed in a record span of 18 months; and

•	Implementation of our NextGen theatre concept to provide state-of-the-art movie-viewing experience to our patrons.

Our management recognizes the changing nature of the motion picture exhibition industry and the resulting necessity of clear and insightful decision-making to generate superior stockholder return. The executive team’s commitment to technical innovation and strategic and operational excellence has ensured the Company’s continuing and leading market position and increased stockholder return. The one- year and three- year TSR for the Company are 12.1% and 182.4%, respectively. The Company’s cumulative total return between 2009 and 2011 is charted below.

CUMULATIVE TOTAL RETURN

Based upon initial investment of $100 on December 31, 2008

with dividends reinvested

The three stock peer group includes two of our direct competitors in the industry, Regal Entertainment Group, Inc. and Carmike Cinemas, Inc., and IMAX Corporation.

How Do We Set Executive Compensation?

Compensation Committee.  The Compensation Committee is responsible for:

•	establishing, evaluating and overseeing the Company’s compensation program;

•	determining the compensation of each of the NEOs;

•	determining the compensation of the other executive officers and other senior officers as it deems appropriate;

•

establishing certain business criteria and performance targets relevant to the compensation of the CEO and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

The Compensation Committee establishes the compensation of the CEO without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation of the NEOs (other than the CEO) and the other executive officers, the Compensation Committee may consider the recommendations of the CEO and input received from the compensation consultants.

The Compensation Committee determines the level of annual cash incentive compensation and long-term equity incentive compensation during the first quarter of a fiscal year. The Compensation Committee advises the Board of its determination prior to implementation of such compensation of the NEOs and executive officers as it deems appropriate. While the Compensation Committee may consider input provided by the Board, the decisions regarding annual cash incentive compensation and long-term equity incentive compensation are made solely by the Compensation Committee.

Compensation Consultant.  The Compensation Committee Charter authorizes the Compensation Committee to retain one or more compensation consultants to assist in the evaluation of CEO and executive compensation. Since 2007, the Compensation Committee has authorized Company management to engage the outside compensation consultant, L&A, to review executive compensation annually and make recommendations regarding the Company’s executive compensation program. L&A is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. L&A does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2011 compensation levels of the executive officers based on appropriate peer companies and market survey data. For 2011, as in previous years, management provided comparable compensation data (base salary, annual cash incentive compensation and long-term equity incentive compensation) from SEC filings for a peer group of companies, namely, Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation.

Role of CEO and Management.  As part of our annual budget and performance review, the CEO conducts a review of the aggregate level of our executive compensation. The review considers financial and non-financial criteria to measure our performance against internal goals and the performance of our competitors in the theatrical exhibition industry. Annually, the CEO provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation of the executive officers (other than for himself). Management also provides to the Compensation Committee data related to the competitive market for executives, compensation levels and compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent. All decisions with regards to executive compensation are made solely by the Compensation Committee.

Design of the Executive Compensation Program

The principal elements of our executive compensation are as follows:

•	base salaries;

•	annual performance-based cash incentive compensation or cash bonus; and

•	equity-based incentive compensation (time-based and performance-based awards).

Generally, total compensation of all executive officers is distributed between the three elements. We believe this distribution, between fixed and variable components, maintains a competitive compensation program while appropriately mitigating risk. Base salary and time-based equity awards are the fixed components of the total compensation of an executive as such components are subject only to the continued employment of the executive. Cash bonus and performance-based equity awards are the variable components as the amounts of such compensation are subject to Company performance over a one- and three- year period respectively.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that help attract and retain qualified executives. Base salaries for the executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer compensation data;

•	the performance reviews and recommendations of the CEO (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

As of December 31, 2011, the Company had employment agreements with each of Messers. Mitchell, Stock, Warner, Copple and Fernandes. Mr. Stock’s employment agreement was terminated effective February 15, 2012 upon his retirement from the Company.

Under the employment agreements, the base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased. Since 2008, base salaries of the NEOs have increased by approximately 1% — 2% over the previous year. Mr. Fernandes’s base salary had a higher increase in 2010 due to the negotiation of his employment agreement. For the 2011 fiscal year, annual base salaries were reviewed during the fourth quarter of 2010. Following this review, base salaries of our NEOs for the 2011 fiscal year increased 2% over their respective 2010 base salaries. See Summary Compensation Table for the 2011 base salary of each NEO.

Cash Incentive Compensation

At the 2008 annual meeting of stockholders (the “2008 Annual Meeting”), the stockholders approved the performance-based cash incentive compensation pursuant to the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”). In setting total compensation, the Compensation Committee considers annual cash incentives based on the Company’s annual performance to be an important tool in motivating and rewarding the performance of the participants to the Bonus Plan. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of certain pre-established performance metrics that are set as goals for the Company to achieve during the fiscal year contributing to the growth, profitability and increased value of the Company. However, while the cash bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial risks of the Company. Consequently, cash bonus percentages are commensurate with the participant’s position and potential impact on the Company’s financial performance. As such, the NEOs and certain other executive officers have a higher target cash bonus opportunity than other participants. Mr. Mitchell and Mr. Stock had the greatest management and oversight responsibility in directing the Company in a period of rapid technological developments in the industry and general economic downturn. Thus, the Compensation Committee deemed it appropriate to incentivize Mr. Mitchell and Mr. Stock by apportioning a higher percentage of their base salary as the target potential annual cash incentive compensation compared to the other NEOs.

The following steps are performed annually for the Bonus Plan:

(1)    Setting a Target Cash Bonus.  During the first quarter of the fiscal year, the Compensation Committee approves the threshold, target and maximum level of cash bonus for the participants to the Bonus Plan. The target cash bonus amount is generally set at a percentage of the participant’s base salary although the Compensation Committee may take into account other factors deemed relevant like individual’s performance and contributions outside of the quantitative targets and recommendations from the CEO (except for target cash bonus amounts for himself).

The bonus opportunities of the NEOs for the 2011 fiscal year were as follows:

Name	Threshold (as % of Target)	Target (as % of Base Salary)	Maximum (as % of Target)
Lee Roy Mitchell	33.33%	100%	133.33%
Alan W. Stock	33.33%	100%	133.33%
Tim Warner	33.33%	75%	133.33%
Robert Copple	33.33%	75%	133.33%
Valmir Fernandes	33.33%	75%	133.33%

Each participant under the Bonus Plan is entitled to receive a ratable portion of his target cash bonus based upon the Company’s level of achievement of the performance metric. Thus, the actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

Under the Bonus Plan, the maximum cash bonus amount of a NEO is capped at 200% of such NEO’s annual base salary at the time the target cash bonus is determined.

(2)    Setting the Performance Target.  During the first quarter of each fiscal year, the Compensation Committee establishes the performance target of the Company for the year. Performance target may include factors, by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not NEOs, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

The Adjusted EBITDA performance levels for purposes of the Bonus Plan for 2011, before payment of cash bonuses, was set by the Compensation Committee in March 2011as follows:

Adjusted EBITDA Levels	Amounts (in millions)
Minimum	$455
Target	$505
Maximum	$531

The Adjusted EBITDA target of $505 million was set 4% higher than the Adjusted EBITDA achieved by the Company during the 2010 fiscal year. The Adjusted EBITDA achieved by the Company for purposes of the Bonus Plan in 2011 was $526.6 million. The reported Adjusted EBITDA was $519.5 million after adjustment for payment of cash bonuses of $7.1 million2.

(3)     Measuring Performance.  Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including to reduce the amount of the cash bonus at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot adjust upwards the cash incentive compensation payable to a NEO or waive the achievement of a performance target requirement for a NEO except in the case of the death or disability of the executive or a change-in-control of the Company.

Based on the achievement of the Adjusted EBITDA level, in February 2012, the Compensation Committee determined that the cash incentive compensation for the 2011 fiscal year was 128.05% of the target cash bonus of each participant to the Bonus Plan including the NEOs, except Mr. Fernandes. Given the performance of the international segment in the 2011 fiscal year, Mr. Fernandes was paid a cash bonus of 130.69% of his target bonus opportunity.

See Summary Compensation Table for the actual amounts paid as cash bonuses for the 2011 fiscal year to each of the NEOs.

Equity Incentive Compensation

At the 2008 Annual Meeting, the stockholders also approved the Restated Plan pursuant to which the Compensation Committee annually awards time-based and performance-based equity compensation. Time-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Long-term performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders.

Pursuant to the Restated Plan, restricted stock and performance awards in the form of restricted stock units have been granted annually to eligible employees, including NEOs. Typically, grants to all eligible employees, including NEOs, are made on the same day (within the first 90 days of the fiscal quarter).

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that restricted stock and performance awards are a superior vehicle of incentive compensation than stock options by allowing our executives to benefit from our dividend policy.

[2]	Reconciliations of non-GAAP financial measures are provided on page F-39 of the 2011 Form 10-K.

Restricted Stock.  Generally, restricted stock is awarded to eligible employees annually as a retention incentive. Periodic awards of restricted stock can also be made at the discretion of the Compensation Committee and such periodic awards have been made in a couple of instances to attract talent. Grants of restricted stock are generally based upon a percentage of the eligible employee’s annual base salary. However, such grants could be subject to some adjustment based on the individual employee’s performance during the previous fiscal year. The CEO, given his leadership position, role in Company growth and risk undertaking in decision-making, is awarded restricted stock at a higher percentage of base salary compared to the other NEOs and executive officers. All participants to the Restated Plan are eligible to receive restricted stock. Restricted stock granted under the Restated Plan typically vest 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates. Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii)	to vote such Common Stock during the restriction period.

Performance Awards.  Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the NEOs and certain executive officers who have a significant impact on the Company’s long-term performance are eligible to receive performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if performance award is in the form of restricted stock unit) or will vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for the year. Common Stock received upon attainment of the performance goals under a restricted stock unit based performance award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be payable to the recipient when the established vesting conditions are satisfied.

Since 2008, the performance goal has been based on an implied equity value concept that determines an internal rate of return (“IRR”) during the performance period. The implied equity value is based on a formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments). Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon the IRR during the performance period. The targets for the current fiscal year are established in writing by the Compensation Committee in the first quarter of the fiscal year. The number of shares of Common Stock an executive may receive on the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR and is further subject to the discretion of the Compensation Committee. If at the end of the performance period the Compensation Committee determines that the performance target has been met, the shares of Common stock subject to each performance award shall be further subject to a one-year time-based vesting restriction contingent upon the employee’s continued service.

In March 2011, the performance awards were granted in the form of restricted stock units (“2011 RSU Award”). The following table sets forth the various IRR percentages and the number of corresponding restricted stock units underlying the performance awards that can be earned by each eligible participant:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
Target	IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

In March 2011, the Compensation Committee awarded restricted stock (on a 4 year vest schedule) to all participants to the Restated Plan. In March 2011, Mr. Stock was awarded restricted stock and performance award (in the form of restricted stock units) each at a value of approximately 62.5% of his 2011 base salary. Messers.

Warner, Copple and Fernandes were awarded restricted stock and performance awards (in the form of restricted stock units) each at a value of approximately 50% of their respective 2011 base salaries. No equity awards are made to Mr. Mitchell as the Compensation Committee determined that Mr. Mitchell has sufficient equity ownership to align his interests with the interests of our stockholders.

See Grants of Plan Based Awards table for the number of shares of restricted stock awarded to each of the NEOs and the fair market value of the restricted stock on the grant date.

The 2011 RSU Award will vest on a prorated basis according to the IRR achieved by the Company during the performance period which is from January 1, 2011 to December 31, 2013. For example, if the Company achieves an IRR equal to 11.5%, the number of restricted stock units that will vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR. Similar to performance awards of previous years, the 2011 RSU Award is subject to a further time-based vesting restriction of 1 year after 2013 and will vest upon the employee’s continued service through March 2014. See Grants of Plan-Based Awards table for the performance awards granted to each of Messers. Stock, Warner, Copple and Fernandes under the 2011 RSU Award.

In February 2012, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2009 to December 31, 2011. Consequently, the restricted stock units that were awarded to the NEOs in March 2009 will vest in the maximum amounts in March 2013, provided the NEO satisfies the additional time-based vesting condition. See Outstanding Equity Awards at Fiscal Year End table.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our NEOs that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($16,500 for 2011, 2010 and 2009). In 2011, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2011, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Stockholder Support for the Company’s Executive Compensation

At the 2011 Annual Meeting, the Company’s stockholders voted for the first time on the design of our executive compensation program. The compensation design of pay-for-performance, motivation and retention and compensation of the NEOs for the 2010 fiscal year garnered the support of approximately 92% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy. The Company has considered the results of the vote on the 2011 Say-On-Pay. However, given the strong stockholder support for the 2011 Say-On-Pay the Company did not deem any material change to the executive compensation program was required for the 2011 fiscal year.

Peer Group Benchmarking

The Compensation Committee targets executive compensation to be competitive with comparable positions at a group of competitor companies. We believe this allows us to successfully attract and retain the high caliber and experienced executive talent critical to our long-term success. To gauge the reasonableness and competitiveness of executive compensation determinations, the Compensation Committee considers compensation data (total as well as the components of compensation) for similarly-situated executives at a comparison group of companies, which we refer to as our peer group. The peer group consists of publicly-owned companies in the movie exhibitor industry which are also some of our direct competitors.

The Compensation Committee, with input from management and L&A, annually reviews the companies included in our peer group and may add or eliminate companies as determined appropriate. For purposes of fiscal 2011 compensation, our peer group consisted of Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation.

Summary of Employment Agreements for our NEOs

We have employment agreements with our NEOs and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Effective February 15, 2012, Mr. Stock’s employment agreement was terminated upon his retirement as the CEO of the Company. No further payments are payable by us to Mr. Stock under the employment agreement. However, post-termination obligations of the Company and Mr. Stock (other than compensation payments) shall remain in effect under the employment agreement.

Although Mr. Stock’s employment agreement has been terminated effective February 15, 2012, the following summary discussion of the employment agreements includes the terms and conditions of Mr. Stock’s employment agreement as the Company and Mr. Stock were subject to such agreement as of December 31, 2011.

Term

The initial term of the employment agreements is three years. However, at the end of each year of the term, the term is extended for an additional one-year period unless the NEO’s employment is terminated.

Base Compensation

The base salaries are subject to review by our Compensation Committee for increase (but not decrease) each year. In addition, the NEOs are eligible to receive an annual cash incentive compensation upon our meeting certain performance targets established by our Compensation Committee for the fiscal year.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata cash bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual cash bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

If Messers. Stock, Warner, Copple or Fernandes resign for good reason or is terminated by us without cause, the executive will receive, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata cash bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted. Messers. Stock,Warner, Copple and Fernandes will also receive two times the annual base salary in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; an amount equal to the most recent annual cash bonus received by the executive for any fiscal year ended prior to the date of such termination payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability, the executive or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata cash bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; a lump sum payment equal to twelve (12) months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan. The executive and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

Termination For Cause or Voluntary Termination

In the event executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change-in-Control

Mr. Mitchell does not have a change-in-control provision in his employment agreement.

In the employment agreements of Messers. Stock, Warner, Copple and Fernandes, change-in-control shall be deemed to have occurred (i) on the date (A) any individual, entity or group other than MDCP or the Mitchell Family (as defined in the agreement) acquires or has acquired during the 12 month period ending on the date, beneficial ownership of thirty percent (30%) or more of the total voting stock at the election of directors and (B) such beneficial ownership then exceeds the combined voting power of MDCP and the Mitchell Family, (ii) a majority of the Company’s Board shall not be Continuing Directors (as defined in the agreement) or (iii) the sale of all or substantially all of the Company’s assets.

If within one (1) year after a change-in-control, executive’s employment is terminated by the Company (other than for disability, death or cause) or by executive for good reason, the executive shall receive, in a lump sum within thirty (30) days of termination, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata cash bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; sum of two times executive’s annual base salary and one and one half times the most recent annual cash bonus received by executive for any fiscal year ended prior to the date of termination. The executive and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of thirty (30) months from the termination date. Any outstanding equity award granted to executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment.

The employment agreements of Messers. Stock, Warner, Copple or Fernandes provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change-in-control, death or disability occurred on December 31, 2011 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change-in-Control” and “Potential Payments Upon Death or Disability.”

Compensation Risk Assessment

The Compensation Committee reviews, approves and certifies the design, goals and payouts under the Bonus Plan and the Restated Plan. The Compensation Committee monitors whether the Company’s compensation programs for executives and employees encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	A mix of cash and equity awards with greater emphasis on equity;

•	Annual cash incentive tied to Company’s overall performance and measured against a pre-established objective business criteria;

•	Equity compensation split equally between long-term and short-term, balancing retention with long-term Company performance and service to Company;

•	Equity compensation vesting is multi-year time-based and performance-based (with overlapping performance periods);

•	Compensation Committee has discretion to reduce but may not adjust upward or waive achievement of performance targets for the annual cash incentive award;

•	The Company’s performance metrics are established within the first 90 days of the fiscal year;

•	The Bonus Plan caps the annual cash incentive award payouts at 200% of NEO’s base salary;

•	Certain hedging transactions by NEOs are prohibited;

•	No deferred compensation plan;

•	No pension plan; and

•	Double-trigger change-in-control vesting under employment agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2011 Form 10-K and the Board has approved the recommendation.

Respectfully submitted,

Benjamin D. Chereskin (Chairman)

Vahe A. Dombalagian

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,119,936	$7.63	9,214,191
Equity compensation plans not approved by security holders	-	-	-
Total	1,119,936	$7.63	9,214,191

(1)	Represents 82,166 shares underlying unexercised options and 1,037,770 unearned shares (based on the achievement of maximum performance goals) underlying performance awards.

(2)	Reflects the weighted average exercise price of only outstanding stock options and excludes the shares that may be issued if the performance awards vest.

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2011, 2010 and 2009 by our CEO, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2011, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Lee Roy Mitchell	2011	834,880	-	1,069,064	114,114	2,018,058
Chairman of the Board	2010	818,510	-	1,091,347	113,008	2,022,865
	2009	802,461	-	1,069,948	113,008	1,985,417

Alan W. Stock	2011	633,845	837,333	811,638	137,794	2,420,609
Chief Executive Officer	2010	621,417	2,610,736	828,556	114,289	4,174,997
	2009	609,232	761,539	812,309	59,260	2,242,340

Tim Warner	2011	464,455	490,832	446,051	111,210	1,512,548
President & Chief Operating Officer	2010	455,348	2,289,346	455,348	86,523	3,286,564
	2009	446,420	446,405	446,420	41,193	1,380,438

Robert Copple	2011	437,134	461,962	419,813	112,358	1,431,267
Chief Financial Officer, Executive VP & Treasurer	2010	428,563	2,262,532	428,563	87,300	3,206,958
	2009	420,160	420,147	420,160	41,281	1,301,748

Valmir Fernandes	2011	357,000	409,001	379,328	120,999	1,266,328
President - Cinemark International	2010	350,000	1,908,864	350,000	105,341	2,714,205
	2009	294,415	220,809	350,000	47,842	913,066

(1)

The amounts reflect the aggregate grant date fair value of restricted stock and performance awards (in the form of restricted stock units) granted to the NEOs in 2011, 2010 and 2009, computed in accordance with FASB ASC Topic 718.The amounts shown exclude the impact of estimated forfeitures. See Note 19 to the Company’s 2011 Form 10-K filed February 29, 2012, for discussion of the assumptions used in determining the fair values of these stock based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The grant date fair values were calculated based on the closing price of the Company’s Common Stock on March 31, 2011 of $19.35, March 31, 2010 of $18.34 per share and on March 27, 2009 of $9.50 per share. For the performance awards (in the form of restricted stock units), the target level of payment was assumed as the most probable outcome.

Since the target level of payment was assumed as the most probable outcome for the performance awards for purposes of the Summary Compensation Table, the table below provides the values of the performance awards (in the form of restricted stock units) at the grant dates in 2011, 2010 and 2009 assuming that the highest level of IRR is achieved:

Name	2011	2010	2009
Alan W. Stock	$594,219	$1,499,533	$571,150
Tim Warner	$348,319	$1,258,491	$334,799
Robert Copple	$327,828	$1,238,390	$315,106
Valmir Fernandes	$290,250	$1,041,914	$143,526

In February 2012, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2009 to December 31, 2011. Consequently, the performance awards (in the form of restricted stock units) that were granted to the NEOs in March 2009 will vest in the maximum amounts in March 2013 subject to continuous employment of the NEO.

The specific terms of the restricted stock and performance awards are discussed in more detail under “Compensation Discussion and Analysis.” See also Grants of Plan-Based Awards table.

The grant date fair values for the equity awards do not necessarily correspond to the actual values that will be realized by the NEOs. The actual values realized will depend on the market value of the Common Stock on the vesting date of the restricted stock and the performance awards.

(2)

Cash bonuses earned in a fiscal year are paid in February or March of the following year pursuant to the Bonus Plan and are based upon the attainment of pre-established performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The 2011 cash bonuses were paid on February 24, 2012, the 2010 cash bonuses were paid on February 24, 2011 and the 2009 cash bonuses were paid on February 25, 2010. Mr. Fernandes’s cash bonus was calculated using an average of worldwide EBITDA and international EBITDA performance. His expatriate allowance was included in the calculation.

(3)	The compensation reported in this column includes the following:

Name	Fiscal Year	Company Matching Contributions to 401(k) Savings Plan	Life, Group and Disability Insurance Premiums Paid by Company		Dividends Paid on Restricted Stock	Other(3)
Lee Roy Mitchell	2011	$12,863	$101,252	(1)
	2010	$12,863	$100,145		-	-
	2009	$12,863	$100,145
Alan W. Stock	2011	$12,863	$3,452		$121,479
	2010	$12,863	$3,695		$97,731	-
	2009	$12,863	$3,696		$42,702
Tim Warner	2011	$12,863	$3,963		$94,385
	2010	$12,863	$2,990		$70,670	-
	2009	$12,863	$3,299		$25,032
Robert Copple	2011	$12,863	$7,370	(2)	$92,126
	2010	$12,863	$5,690		$68,747	-
	2009	$12,863	$4,860		$23,559
Valmir Fernandes	2011	$12,863	$4,631		$73,506	$30,000
	2010	$12,863	$3,122		$52,001	$37,356
	2009	$12,863	$3,122		$13,901	$17,957

(1)	Includes $1,436 paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Mitchell.

(2)	Includes $25 paid by the Company for medicare taxes attributed to life insurance policy purchased for Mr. Coppell.

(3)	Expatriate allowance pursuant to Mr. Fernandes’s employment agreement.

Grants of Plan-Based Awards

The following table specifies the grants of awards made to the NEOs during and with respect to the fiscal year ended December 31, 2011 under the Restated Plan and the Bonus Plan.

Name	2011 Grant Dates	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Lee Roy Mitchell	2/21/12	278,266	834,880	1,113,146
Alan W. Stock	2/21/12	211,261	633,845	845,106
	3/31/11				10,237	20,473	30,709		$396,153
	3/31/11							22,800	$441,180
Tim Warner	2/21/12	154,803	348,341	619,258
	3/31/11				6,001	12,001	18,001		$232,219
	3/31/11							13,365	$258,613
Robert Copple	2/21/12	145,697	327,851	582,831
	3/31/11				5,648	11,295	16,942		$218,558
	3/31/11							12,579	$243,404
Valmir Fernandes	2/21/12	118,988	267,750	475,988
	3/31/11				5,000	10,000	15,000		$193,500
	3/31/11							11,137	$215,501

(1)

In March 2011, under the terms of the Bonus Plan, the Compensation Committee established performance targets for the 2011 fiscal year. The Compensation Committee approved the 2011 cash bonuses for the NEOs on February 21, 2012 and the cash bonuses were paid on February 24, 2012. See Compensation Discussion and Analysis for a description of the cash bonus process under the Bonus Plan and the Summary Compensation Table for the actual cash bonus amounts paid to each NEO for the 2011 fiscal year.

(2)

In March 2011, under the terms of the Restated Plan, the Compensation Committee approved performance awards (in the form of restricted stock units) for an aggregate maximum of 80,652 hypothetical shares of restricted stock to our NEOs, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. The number of shares underlying each performance award was determined in part by reference to the closing price of the Common Stock on March 31, 2011 of $19.35 per share. The performance awards vest based on a combination of financial performance factors and continued service. The performance period for the 2011 performance awards ends December 31, 2013. All payouts of performance awards upon attainment of performance targets will be in the form of restricted stock that will vest if the NEO continues to provide services through March 31, 2015 (the fourth anniversary of the grant date). Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared by our Board if and at the time the restricted stock unit awards vest. See Compensation Discussion and Analysis for a description of the performance awards.

(3)

In March 2011, under the terms of the Restated Plan, the Compensation Committee approved restricted stock awards for an aggregate of 59,881 shares of restricted stock to our NEOs, except Mr. Mitchell. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on March 31, 2011 of $19.35 per share. Such shares vest as follows subject to continued service: 50% on March 31, 2013 and the remaining 50% on March 31, 2015. Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company, currently at $0.21 per share.

(4)

The grant date fair values of restricted stock and performance awards were determined using the closing price of the Common Stock on March 31, 2011 of $19.35 per share. The grant date fair values of performance awards were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 19 to the Company’s 2011 Form 10-K filed February 29, 2012, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

Outstanding Equity Awards At Fiscal Year-End

There were no unexercised stock options for any NEO as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(10)
Lee Roy Mitchell	-		-	-		-
Alan W. Stock	22,800	(1)	$421,572	10,237	(8)	$189,282
	87,843	(2)	$1,624,217	27,254	(9)	$503,926
	20,041	(3)	$370,558
	14,624	(4)	$270,398
	43,870	(5)	$811,156	-
	60,121	(6)	$1,111,637
Tim Warner	13,365	(1)	$247,119	6,001	(8)	$110,958
	79,081	(2)	$1,462,208	22,873	(9)	$422,922
	11,748	(3)	$217,221
	8,573	(4)	$158,515
	25,717	(5)	$475,507	-
	35,242	(6)	$651,625
Robert Copple	12,579	(1)	$232,586	5,648	(8)	$104,432
	78,350	(2)	$1,448,692	22,507	(9)	$416,154
	11,057	(3)	$204,444
	8,068	(4)	$149,177
	24,204	(5)	$447,532	-
	33,169	(6)	$613,295
Valmir Fernandes	11,137	(1)	$205,923	5,000	(8)	$92,450
	66,208	(2)	$1,224,186	18,936	(9)	$350,127
	6,586	(3)	$121,775
	4,714	(4)	$87,162
	10,813	(5)	$199,932	-
	15,108	(6)	$279,347

(1)

The reported numbers represent the number of shares of restricted stock granted on March 31, 2011. Subject to continued employment, 50% of these shares will vest on March 31, 2013 and the remaining 50% on March 31, 2015.

(2)

The reported numbers represent the number of shares of restricted stock granted on March 31, 2010. Subject to continued employment, 50% of these shares will vest on March 31, 2012 and the remaining 50% on March 31, 2014.

(3)

The reported numbers represent 50% of the restricted stock granted on March 27, 2009 (the “2009 Grant”). Fifty percent of the 2009 Grant vested on March 27, 2011 and subject to continued employment the reported shares will vest on March 27, 2013.

(4)

The reported numbers represent 50% of the restricted stock granted on March 28, 2008 (for Messers. Stock, Warner and Copple) and April 10, 2008 (for Mr. Fernandes) (the “2008 Grant”). Fifty percent of the 2008 Grant vested on March 28, 2010 and April 10, 2010 and subject to continued employment the reported shares will vest on March 28, 2012 (for Messers. Stock, Warner and Copple) and April 10, 2012 (for Mr. Fernandes).

(5)

The reported numbers represent the number of shares underlying the performance awards (in the form of restricted stock units) granted on March 28, 2008 and cancelled and reissued on March 31, 2010. The relevant performance condition was based on an IRR for the three year performance period from January 1, 2008 to December 31, 2010. On February 21, 2011, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2008 to December 31, 2010. The shares underlying the performance awards are subject to an additional service requirement and will be paid in the form of Common Stock if the executive continues to provide services through March 28, 2012.

(6)

The reported numbers represent the number of shares underlying the performance awards (in the form of restricted stock units) granted on March 27, 2009. The relevant performance condition was based on an IRR for the three year performance period from January 1, 2009 to December 31, 2011. On February 21, 2012, the Compensation Committee certified that the Company had achieved the highest level of IRR for the performance period from January 1, 2009 to December 31, 2011. The shares underlying the performance awards are subject to an additional service requirement and will be paid in the form of Common Stock if the executive continues to provide services through March 27, 2013.

(7)	The market value of the restricted stock was valued at the closing price of the Common Stock on December 30, 2011 of $18.49 per share.

(8)

The reported shares are based on the assumption of achievement of the threshold performance goals for such award. The performance awards (in the form of restricted stock units) were awarded on March 31, 2011. The payout of the performance awards are subject to achieving performance targets over a three year performance period from January 1, 2011 to December 31, 2013 and satisfying an additional year of continued employment. Subject to continued employment, the performance awards will vest on March 31, 2015.

(9)

The reported shares are based on the assumption of achievement of the threshold performance goals for such award. The performance awards (in the form of restricted stock units) were awarded on March 31, 2010. The payout of the performance awards are subject to achieving performance targets over a three year performance period from January 1, 2010 to December 31, 2012 and satisfying an additional year of continued employment. Subject to continued employment, the performance awards will vest on March 31, 2014.

(10)

The market value of the unearned performance awards (in the form of restricted stock units) was determined based on the achievement of threshold performance goals at the closing price of the Common Stock on December 30, 2011 of $18.49 per share.

Stock Option Exercises and Stock Vested

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Lee Roy Mitchell	-	-
Alan W. Stock	20,040	$392,784
Tim Warner	11,747	$230,241
Robert Copple	11,056	$216,698
Valmir Fernandes	6,585	$129,066

(1)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on March 25, 2011 of $19.60 per share.

The minimum tax withholdings were paid by each NEO by means of stock withholding. The following table specifies the number of shares withheld by the Company for the payment of the minimum tax withholding and the net shares of Common Stock issued to each of Alan W. Stock, Tim Warner, Robert Copple and Valmir Fernandes:

Name	Shares Vested (#)	Shares Withheld by the Company for Payment of Tax Withholding (#)	Net Shares Issued (#)
Lee Roy Mitchell	-	-	-
Alan W. Stock	20,040	6,582	13,458
Tim Warner	11,747	3,106	8,641
Robert Copple	11,056	2,924	8,132
Valmir Fernandes	6,585	1,741	4,844

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the NEOs require us to provide compensation in the event of a termination of employment by us without cause or by the NEO for good reason. The amount of compensation payable to each NEO upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2011.

	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$834,880	$2,160,411	$5,813	$101,252	$86,500	$-	$3,188,856
Alan W. Stock	$1,267,690	$1,640,194	$23,484	$6,904	$792	$4,901,237	$7,840,301
Tim Warner	$928,910	$901,399	$19,806	$7,926	$792	$3,451,436	$5,310,269
Robert Copple	$874,268	$848,376	$23,484	$14,740	$792	$3,330,622	$5,092,282
Valmir Fernandes	$714,000	$729,328	$23,484	$9,262	$792	$2,251,453	$3,728,319

(1)

Except for Mr. Mitchell, the amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2011. Mr. Mitchell will only receive his annual base salary for a period of twelve (12) months. In the event of termination without cause, the amounts will be payable according to Company’s normal payroll practices for a period of 24 months and if the termination is by executive for good reason the amounts will be paid in a lump sum.

(2)

The amounts reported are calculated as follows: the sum of the annual cash bonus the executive would have received for the fiscal year ended December 31, 2011 and the annual cash bonus received by the executive for the fiscal year ended December 31, 2010. See Summary Compensation Table.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messers. Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements. Any outstanding equity award with time-based vesting provisions shall vest on a prorata basis. Any equity awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards.

Based on the above provision, the total number of equity awards that each NEO would have vested in on December 31, 2011 is as follows:

Restricted Stock:

Name	Number of Shares
Alan W. Stock	84,789
Tim Warner	67,820
Robert Copple	66,406
Valmir Fernandes	55,603

Performance awards (in the form of restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Alan W. Stock	180,286
Tim Warner	118,845
Robert Copple	113,725
Valmir Fernandes	66,163

There were no outstanding stock options for any of the NEOs as of December 31, 2011.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 30, 2011 of $18.49 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay such NEO any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change-in-Control

The employment agreements with the NEOs require us to provide compensation in the event of a termination of employment by the Company within one year of a change-in-control. There is no change-in-control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Fernandes upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2011.

	Salary(1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$-	$-	$-	$-	$-	$-	$-
Alan W. Stock	$1,267,690	$2,054,472	$29,355	$8,630	$792	$6,689,146	$10,050,085
Tim Warner	$928,910	$1,129,073	$24,758	$9,908	$792	$4,813,816	$6,907,257
Robert Copple	$874,268	$1,062,658	$29,355	$18,425	$792	$4,657,502	$6,643,000
Valmir Fernandes	$714,000	$904,328	$29,355	$11,578	$792	$3,446,111	$5,106,163

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2011 payable in a lump sum within 30 days of such termination.

(2)

The amounts reported are calculated as follows: the sum of the annual cash bonus the executive would have received for the fiscal year ended December 31, 2011 and one and a half times the annual cash bonus received by the executive for the fiscal year ended December 31, 2010. See Summary Compensation Table.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change-in-control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions shall lapse.

Based on the above provision, the total number of equity awards that would have vested on an accelerated basis in each NEO upon termination due to a change-in-control on December 31, 2011 are as follows:

Restricted Stock:

Name	Number of Shares
Alan W. Stock	145,308
Tim Warner	112,767
Robert Copple	110,054
Valmir Fernandes	88,645

Performance awards (in the form of restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the performance period:

Name	Number of Shares
Alan W. Stock	216,463
Tim Warner	147,580
Robert Copple	141,839
Valmir Fernandes	97,732

The values of the equity awards have been calculated using the closing price of our Common Stock on December 30, 2011 of $18.49 per share.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the NEOs require us to provide compensation in the event of a termination of employment as a result of the death or disability of such NEO. The amount of compensation payable to each NEO upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2011.

	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Value of Equity Awards(4)	Total
Lee Roy Mitchell	$834,880	$1,069,064	$5,813	$101,252	$-	$2,011,009
Alan W. Stock	$633,845	$811,638	$11,742	$3,452	$665,514	$2,126,191
Tim Warner	$464,455	$446,051	$9,903	$3,963	$492,148	$1,416,520
Robert Copple	$437,134	$419,813	$11,742	$7,370	$477,682	$1,353,741
Valmir Fernandes	$357,000	$379,328	$11,742	$4,631	$369,582	$1,122,283

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2011, payable as a lump sum.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2011. See Summary Compensation Table.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Pursuant to the respective employment agreement of each NEO, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each NEO would be as follows:

Restricted Stock:

Name	Number of Shares
Alan W. Stock	35,993
Tim Warner	26,617
Robert Copple	25,835
Valmir Fernandes	19,988

There were no outstanding stock options for any of the NEOs as of December 31, 2011.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 30, 2011 of $18.49 per share.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Section 162(m) did not prevent us from receiving a tax deduction in 2011 for any of the compensation paid to our NEOs. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation of an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board. Messers. Chereskin and Dombalagian served as the members of our Compensation Committee during the last completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 118,211,759 shares of Common Stock issued and outstanding as of the Record Date. As of the Record Date, there were 160 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	7,411,472	5.96%
FMR LLC(3)	6,319,460	5.08%
Directors and NEOs
Lee Roy Mitchell(4)	10,122,845	8.6%
Alan Stock(5)	158,766	*
Tim Warner(6)	187,658	*
Robert Copple(7)	186,465	*
Valmir Fernandes(8)	148,094	*
Benjamin D. Chereskin(9)	36,006	*
Vahe A. Dombalagian(10)	6,640	*
Peter R. Ezersky(11)	16,284	*
Steven P. Rosenberg(12)	28,285	*
Enrique F. Senior(13)	34,391	*
Carlos M. Sepulveda(13)	34,391	*
Roger T. Staubach(13)	34,391	*
Donald G. Soderquist(13)	34,391	*
Raymond W. Syufy	-	*
Executive Officers & Directors as a Group (16 persons)(14)	11,361,910	9.6%

* Less than 1%.

(1)

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G filed by Black Rock, Inc., on February 9, 2012. The address of Black Rock Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based upon statements in Schedule 13G filed by FMR LLC, on February 14, 2012. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)

Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 145,308 shares of restricted stock.

(6)	All reported shares are restricted stock.

(7)	Includes 172,398 shares of restricted stock.

(8)	Includes 143,250 shares of restricted stock.

(9)	Includes 4,828 shares of restricted stock.

(10)	Does not include any shares of restricted stock.

(11)	Includes 4,828 shares of restricted stock.

(12)	Includes 5,005 shares of restricted stock.

(13)	Includes 4,828 shares of restricted stock.

(14)	Includes no shares of Common Stock issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, based solely on its review of the copies of such reports, during the calendar year ended December 31, 2011, all Section 16(a) filing requirements applicable to its insiders were complied with except for the filing of a Form 4 related to one transaction for each of Alan Stock, Tim Warner, Robert Copple, Valmir Fernandes, Michael Cavalier, Tom Owens, Steve Bunnell, Benjamin Chereskin, Peter Ezersky, Enrique Senior, Carlos Sepulveda, Donald Soderquist and Robert Staubach.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management recommends any proposed related party transaction to be entered into by the Company at an Audit Committee meeting. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our CEO, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meeting of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $476,000 of management fee revenue and received no distributions during the year ended December 31, 2011. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the twelve months ended December 31, 2011, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $86,000.

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company and received total compensation of $173,751 from the Company for the 2011 fiscal year. Such amount included base salary, benefits (health, life and disability insurance) and an annual cash bonus for the 2011 fiscal year.

Walter Hebert III, Senior Vice President – Purchasing of the Company is the brother-in-law of Mr. Mitchell. There is no employment agreement between Mr. Hebert and the Company. Mr. Hebert is a participant to the Restated Plan and the Bonus Plan. Mr. Hebert received $389,363 as compensation for the 2011 fiscal year, which included his salary, benefits (health, life and disability insurance), an annual cash bonus for the 2011 fiscal year and dividends on his restricted stock received during the 2011 fiscal year. Mr. Hebert was granted restricted stock under the Restated Plan in March 2011, the grant date fair market value of which was approximately $93,712. Mr. Hebert was also awarded a performance award (in the form of restricted stock units) under the Restated Plan in March 2011. The maximum number of restricted stock units that could vest is 4,659 subject to the Company achieving pre-established performance targets and Mr. Hebert’s continued employment through March 2015.

Century Theatres

Our subsidiary, Century Theatres, leases 20 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, a director is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the year ended December 31, 2011, we paid approximately $19 million in rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, MDCP had the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Effective November 15, 2011, MDP sold its beneficial ownership in the Company’s Common Stock and no longer have a right to designate a nominee to the Board. Currently, under the Director Nomination Agreement, only the Mitchell Investors have the right to nominate directors to the Board.

Certain Transactions

On May 9, 2011, pursuant to an underwritten public offering, MDCP sold 8,000,000 and The Mitchell Special Trust and Lee Roy Mitchell each sold 1,000,000 shares of Common Stock. The proceeds to the selling stockholders from this offering, prior to expenses, was approximately $207 million.

On November 8, 2011, pursuant to an underwritten public offering, MDCP sold 10,203,708 shares of Common Stock. The proceeds to MDCP from this offering, prior to expenses, was approximately $204 million. Upon closing of this transaction, MDCP ceased to be a stockholder of the Company and no longer has any rights to nominate a director to the Board pursuant to the Director Nomination Agreement. However, Vahe A. Dombalagian, a former nominee of MDCP continues to be a member of the Board as a Class II director, subject to his re-election at the Annual Meeting.

The Company was a party to the underwriting agreements for the underwritten offerings. We paid expenses incurred by MDCP in connection with the offerings, other than the underwriting discounts and commissions, any costs and expenses incurred by the selling stockholders related to their performance under the underwriting agreements and any transfer taxes related to their sale of our Common Stock.

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Deloitte & Touche, LLP has been selected by the Audit Committee and ratified by the Board as our independent registered public accountant for the fiscal year ending December 31, 2012. If ratification of this selection of auditors is not approved by a majority of the shares of Common Stock, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if desired and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accountant for the fiscal year ending December 31, 2012.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2012.

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, as amended, the Company is providing stockholders with an advisory (non-binding) vote on our compensation program for our NEOs and the compensation of our NEOs for the 2011 fiscal year. Accordingly, you may vote on the following resolution at the 2012 Annual Meeting:

“Resolved, that the stockholders hereby approve the compensation of the Company’s NEOs as disclosed in the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.”

This vote is nonbinding. The Board and the Compensation Committee will take into account the outcome of the vote when considering executive compensation of our NEOs in the future.

As described in detail under Compensation Discussion and Analysis our compensation program is designed to motivate our executives to achieve long-term growth of the Company for the stockholders as well as reward the executive’s performance and to attract and retain high caliber individuals. As described more fully in the CD&A, the mix of fixed and performance-based compensation, the terms of the annual performance-based cash incentive compensation and the terms of equity incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and hence the compensation awarded to NEOs under the current program, fulfills this objective. Stockholders are encouraged to read the CD&A, the accompanying compensation tables, and the related narrative disclosure prior to voting.

The compensation design of pay-for-performance, motivation and retention and compensation of the NEOs for the 2010 fiscal year garnered the support of approximately 92% of the Company’s stockholders who voted at the 2011 Annual Meeting either in person or via proxy. The Company has considered the results of the vote on the 2011 Say-On-Pay. However, given the strong stockholder support for the 2011 Say-On-Pay the Company did not deem any material change to the executive compensation program was required for the 2011 fiscal year.

At the 2011 Annual meeting, the Board recommended, and 89% of the stockholders who voted either in person or via proxy, voted in favor of an annual advisory vote on executive compensation. Therefore, the next advisory vote will occur at the 2013 annual meeting of stockholders.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” the executive compensation program for our NEOs.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the 2011 Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2011 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov or by visiting our Web site at www.cinemark.com and clicking on “About/Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael D. Cavalier, Secretary

By Order of the Board of Directors,

Michael D. Cavalier
Senior Vice President – General Counsel and Secretary

March 30, 2012

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 9, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 9, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Vahe A. Dombalagian 02 Peter R. Ezersky	03 Carlos M. Sepulveda	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval and ratification of the appointment of Deloitte & Touche, LLP, as the independent registered public accountant for the fiscal year ending December 31, 2012.				☐ For	☐ Against		☐ Abstain

3.	Approval of non-binding, advisory resolution on executive compensation.				☐ For	☐ Against		☐ Abstain

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 10, 2012

9:00 a.m.

3800 Dallas Parkway

Plano, Texas 75093

Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Tim Warner, Robert D. Copple, and Michael D. Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.